Exhibit 5.1

DANZIG KAYE COOPER FIORE & KAY, LLP
30A Vreeland Road
P.O. Box 333
Florham Park, New Jersey 07932
Tel: (973) 443-0600
Fax: (973) 443-0609

June 13, 2005

EnerTeck Corporation
10701 Corporate Drive, Suite 150
Stafford, Texas 77477

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to EnerTeck Corporation, a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering an aggregate of 2,500,000 shares (the “Shares”) of the Company’s Common Stock, $.001 par value, issuable pursuant to the Company’s 2005 Stock Compensation Plan (the “Plan”).

In connection therewith, and arriving at the opinion as expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinion expressed herein.

In connection with our examination, we have assumed the genuineness of the signatures, the authenticity of all documents tendered to us as originals, the legal capacity of natural persons and the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, it is our opinion that the Shares, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and its use as part of the Registration Statement.

Very truly yours,

/s/ DANZIG KAYE COOPER FIORE & KAY, LLP
DANZIG KAYE COOPER FIORE & KAY, LLP